Exhibit 4.1

Execution Form

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of August 21, 2026 (this “Agreement”), is by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), and the parties listed on the signature page hereof.

RECITALS

WHEREAS, the Partnership is party to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of July 16, 2026, among Rivercrest Capital Partners LP, a Delaware limited partnership (“Rivercrest I”), Rivercrest Capital Partners II LP, a Delaware limited partnership (“Rivercrest II”), Cupola Royalty Direct, LLC, a Delaware limited liability company (“Cupola”, and, together with Rivercrest I and Rivercrest II, collectively “Sellers”), as sellers, the Partnership, Kimbell Royalty Operating, LLC, a Delaware limited liability company (“OpCo”), and certain affiliates of the Partnership and OpCo as Buyers, pursuant to which Sellers would contribute certain of their assets to the Partnership and OpCo in exchange for consideration in the form of cash, OpCo Common Units and Class B Common Units;

WHEREAS, upon the closing of the transactions contemplated by the Purchase Agreement, the Partnership and the Sellers and/or their designees intend to enter into this Agreement to provide for, among other things, certain registration rights with respect to the Common Units issuable to the Sellers or such designees in exchange for their OpCo Common Units and Class B Common Units pursuant to the terms of the Purchase Agreement;

WHEREAS, the Partnership, Kimbell Intermediate Holdings, LLC, and Kimbell Royalty Holdings, LLC entered into that certain Contribution, Conveyance, Assignment and Assumption Agreement, dated as of December 20, 2016, together with each of the other parties listed on the Exhibit A thereto (the “Pre-IPO Registration Rights Agreement” and each Person entitled to registration rights thereunder, a “Pre-IPO Holder”), providing certain registration rights with respect to the Common Units issued in connection with the transactions contemplated by the Pre-IPO Registration Rights Agreement;

WHEREAS, the Partnership, EIGF Aggregator III LLC, TE Drilling Aggregator LLC, Haymaker Management, LLC, Haymaker Minerals & Royalties, LLC, AP KRP Holdings, L.P., ATCF SPV, L.P., Zeus Investments, L.P., Apollo Kings Alley Credit SPV, L.P., Apollo Thunder Partners, L.P., AIE III Investments, L.P., Apollo Union Street SPV, L.P., Apollo Lincoln Private Credit Fund, L.P., Apollo SPN Investments I (Credit), LLC, AA Direct, L.P., PEP I Holdings, LLC, PEP II Holdings, LLC, PEP III Holdings, LLC, Cupola, Kimbell Art Foundation and Rivercrest I previously entered into an Amended and Restated Registration Rights Agreement, dated as of March 25, 2019 (the “2019 Registration Rights Agreement”), providing certain registration rights with respect to the Common Units issued or issuable upon the exchange of the Opco Common Units and a corresponding number of Class B Common Units issued in connection various acquisitions;

WHEREAS, Affiliates of Cupola, Kimbell Art Foundation and Rivercrest I (collectively, the “2019 Registration Rights Holders”) continue to hold “Registrable Securities” under the 2019 Registration Rights Agreement;

WHEREAS, the Partnership and Hatch Royalty, LLC (“Hatch”) previously entered into a Registration Rights Agreement, dated as of December 15, 2022 (the “2022 Registration Rights Agreement”), providing certain registration rights with respect to the Common Units issued or issuable upon the exchange of the Opco Common Units and a corresponding number of Class B Common Units issued in connection with such related acquisition;

WHEREAS, Affiliates of Hatch and other distributees (the “2022 Registration Rights Holders”) may continue to hold “Registrable Securities” under the 2022 Registration Rights Agreement;

WHEREAS, the Partnership and MB Minerals, L.P. (“MB Minerals”) previously entered into a Registration Rights Agreement, dated as of May 17, 2023 (the “May 2023 Registration Rights Agreement”), providing certain registration rights with respect to the Common Units issued or issuable upon the exchange of the Opco Common Units and a corresponding number of Class B Common Units issued in connection with such related acquisition; WHEREAS, Affiliates of MB Minerals and other distributees (the “May 2023 Registration Rights Holders”) may continue to hold “Registrable Securities” under the May 2023 Registration Rights Agreement;

WHEREAS, the Partnership and Apollo (as defined below) previously entered into a Registration Rights Agreement, dated as of September 13, 2023 (the “September 2023 Registration Rights Agreement”), providing certain registration rights with respect to the Common Units issuable to Apollo Accord+ Aggregator A, L.P., Apollo Accord V Aggregator A, L.P., Apollo Defined Return Aggregator A, L.P., Apollo Calliope Fund, L.P., Apollo Excelsior, L.P., Apollo Credit Strategies Master Fund Ltd., Apollo Atlas Master Fund, LLC, Apollo Union Street SPV, L.P., Host Plus PTY Limited - Accord, Apollo Delphi Fund, L.P., Apollo Royalties Partners I, L.P., AHVF (AIV), L.P., AHVF Intermediate Holdings, L.P., AHVF TE/892/QFPF (AIV), L.P. and ACMP Holdings, LLC (collectively, “Apollo”) upon conversion of the Partnership’s Series A Cumulative Convertible Preferred Units purchased by Apollo on August 2, 2023 pursuant to that certain Series A Preferred Unit Purchase Agreement by and between the Partnership and Apollo;

WHEREAS, Affiliates of Apollo and other distributes (the “September 2023 Registration Rights Holders”) continue to hold “Registrable Securities” under the September 2023 Registration Rights Agreement;

WHEREAS, the Partnership and Mesa Vista Royalties, LLC (“Mesa Royalties”), Mesa Royalties III Holdings, LLC (“Mesa Holdings”), Mesa Land Company, LLC (“Mesa Land”) and other parties (such other parties together with Mesa Royalties, Mesa Holdings and Mesa Land, the “Mesa Parties”) previously entered into a Registration Rights Agreement, dated as of June 22, 2026 (the “June 2026 Registration Rights Agreement”), providing certain registration rights with respect to the Common Units issued or issuable upon the exchange of the Opco Common Units and a corresponding number of Class B Common Units issued in connection with such related acquisition; and

WHEREAS, the Mesa parties (the “June 2026 Registration Rights Holders”) continue to hold “Registrable Securities” under the June 2026 Registration Rights Agreement;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“2019 Registrable Securities” means “Registrable Securities” as defined in the 2019 Registration Rights Agreement.

“2022 Registrable Securities” means “Registrable Securities” as defined in the 2022 Registration Rights Agreement.

“Affiliate” means, with respect to any Person, any Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any Person.

“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.

“Beneficial Ownership” and terms of similar import shall be as defined under and determined pursuant to Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means any day on which the NYSE is open for trading.

“Class B Common Units” means Class B units representing limited partner interests in the Partnership having the rights and obligations specified with respect to “Class B Units” in the Partnership Agreement.

“Common Unit Price” means the arithmetic average of the daily VWAP of the Common Units for the 15 consecutive trading days prior to the determination date.

“Common Units” means common units representing limited partner interests in the Partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Registration” means a registration under the Securities Act of (i) securities registered on Form S-8 or any similar successor form and (ii) securities registered to effect the acquisition of or combination with another Person.

“Existing Holders” means 2019 Registration Rights Holders, 2022 Registration Rights Holders, May 2023 Registration Rights Holders, September 2023 Registration Rights Holders and the June 2026 Registration Rights Holders.

“Existing Registrable Securities” means “Registrable Securities” as defined in the 2019 Registration Rights Agreement, the 2022 Registration Rights Agreement, the May 2023 Registration Rights Agreement, the September 2023 Registration Rights Agreement and the June 2026 Registration Rights Agreement.

“General Partner” means Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Holder” means (i) a securityholder listed on the signature pages to this Agreement and (ii) any direct or indirect transferee of any such securityholder, in each case of clause (i) and (ii), that holds Registrable Securities, including any securityholder that receives Registrable Securities upon a distribution or liquidation of a Holder, who has been assigned the rights of the transferor Holder under this Agreement in accordance with Section 2.8.

“June 2026 Registrable Securities” means “Registrable Securities” as defined in the June 2026 Registration Rights Agreement.

“May 2023 Registrable Securities” means “Registrable Securities” as defined in the May 2023 Registration Rights Agreement.

“NYSE” means the New York Stock Exchange.

“OpCo Common Units” means common units representing limited liability company interests in OpCo having the rights and obligations specified with respect to “Common Units” in the Third Amended and Restated Limited Liability Company Agreement of Kimbell Royalty Operating, LLC, dated as of September 13, 2023 (as may be amended from time to time, the “OpCo LLC Agreement”).

“Overnight Underwritten Offering” means an underwritten offering that is launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP, dated as of September 13, 2023.

“Partnership Securities” means any class or series of equity interest in the Partnership, which shall include any limited partner interests and the non-economic partner interest.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Pre-IPO Registrable Securities” means “Registrable Securities” as defined in the Pre-IPO Registration Rights Agreement.

“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

“Registrable Securities” means, at any time, unless otherwise indicated, the Common Units issuable to the Holders upon the exchange of the OpCo Common Units and Class B Common Units issued pursuant to the Purchase Agreement, including any other securities of the Partnership or any successor of the Partnership issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of the Partnership; provided, however, that Registrable Securities shall cease to be Registrable Securities when (i) they have been distributed pursuant to an offering registered under the Securities Act, (ii) they have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act (which shall not include distributions to any affiliates of the distributing holder) or (iii) they have been transferred or sold to any Person to whom the rights under this Agreement are not assigned in accordance with this Agreement.

“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the Partnership’s performance of or compliance with this Agreement, including: (i) SEC, stock exchange, Financial Industry Regulatory Authority, Inc. and other registration and filing fees; (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, duplicating, word processing, messenger, telephone and delivery expenses (including expenses of printing Prospectuses); (iv) the fees, charges and disbursements of counsel to the Partnership and of its independent public accountants, reserve engineers and any other accounting and legal fees, charges and expenses incurred by the Partnership (including any expenses arising from any special audits or “comfort” letters required in connection with or incident to any registration); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE (or NASDAQ or any other national securities exchange on which the Common Units may then be listed) or the quotation of Registrable Securities on any inter-dealer quotation system; (vi) the fees, disbursements and expenses incurred by the Partnership in connection with any road show for underwritten offerings; and (vii) reasonable fees, disbursements and expenses of counsel to the Holders in connection with the filing or amendment of any Registration Statement or Prospectus hereunder; provided that, with respect to any offering, Registration Expenses shall only include such fees and expenses of one counsel to the Holders.

“Registration Statement” means any registration statement of the Partnership that covers the resale of any Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or Prospectus.

“Required Holders” means Holders who then have Beneficial Ownership of more than 50% of the Registrable Securities.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“Same-Day Offering” means an underwritten offering that is launched before the open of trading on one trading day and priced before the open of trading or after the close of trading on such same trading day.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Selling Expenses” means the underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions and any transfer taxes, in each case, applicable to all Registrable Securities registered by the Holders.

“September 2023 Registrable Securities” means “Registrable Securities” as defined in the September 2023 Registration Rights Agreement.

“Shelf Registration Statement” means a “shelf” registration statement of the Partnership that covers all the Registrable Securities (and may cover other securities of the Partnership) on Form S-3 and under Rule 415 under the Securities Act or, if the Partnership is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, including any such registration statement filed pursuant to Section 2.1 hereunder, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Securities Act.

“VWAP” per Common Unit on any trading day shall mean the per share volume-weighted average price as displayed on Bloomberg page “VWAP” (or its equivalent if such a page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such price is not available, “VWAP” shall mean the market value per share of Common Units on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the applicable Holder for this purpose.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act.

(b)     For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
2019 Registration Rights Agreement	Recitals
2019 Registration Rights Holder	Recital
2022 Registration Rights Agreement	Recitals
2022 Registration Rights Holder	Recital
Advice	2.5
Agreement	Introductory Paragraph

Apollo	Recitals
Blackout Period	2.4(s)
Common Units	Introductory Paragraph
Demand Request	2.1(c)
Existing Holders	Recitals
Hatch	Recitals
June 2026 Registration Rights Agreement	Recitals
June 2026 Registration Rights Holder	Recitals
Material Adverse Effect	2.1(g)
May 2023 Registration Rights Agreement	Recitals
May 2023 Registration Rights Holder	Recitals
Mesa Holdings	Recitals
Mesa Land	Recitals
Mesa Parties	Recitals
Mesa Royalties	Recitals

OpCo	Recitals
Opt-Out Notice	2.2(c)
Participating Majority	2.1(f)
Partnership	Introductory Paragraph
Partnership Notice	2.1(c)
Partnership Underwritten Offering	2.3
Piggyback Registration Notice	2.2(a)
Pre-IPO Holders	Recitals
Pre-IPO Registration Rights Agreement	Recitals
Records	2.4(l)
Requesting Holder	2.1(c)
Seller Affiliates	2.7(a)
September 2023 Registration Rights Agreement	Recitals
September 2023 Registration Rights Holder	Recitals
Suspension Notice	2.1(f)
Suspension Period	2.1(f)
Underwritten Shelf Takedown	2.1(b)

1.2           Other Definitional and Interpretive Matters  Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement the following rules of interpretation apply.

(a)                   When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(b)                   Any reference in this Agreement to $ means U.S. dollars.

(c)                   Any reference in this Agreement to gender includes all genders, and words imparting the singular number also include the plural and vice versa.

(d)                  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not affect, and should not be utilized in, the construction or interpretation of this Agreement.

(e)                   All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement.

(f)                    The words “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)                  The word “including” or any variation thereof means “including, but not limited to,” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)                   Any reference to Common Units shall apply to any other securities of the Partnership or any successor of the Partnership issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of the Partnership.

ARTICLE II

REGISTRATION RIGHTS

2.1           Shelf Registration

(a)                  The Partnership will (i) within five Business Days following the date of this Agreement, prepare and file (to the extent not previously filed) a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Partnership is then eligible to file an Automatic Shelf Registration Statement with respect to such registration), registering the resale of the Registrable Securities under the Securities Act, and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective as soon as reasonably practicable following such filing, but in any event no later than the earlier of (A) the 120th day following the date of this Agreement and (B) the second Business Day after (1) the day on which the SEC staff advises the Partnership that the SEC staff will not review the Shelf Registration Statement or (2) if the SEC staff reviews the Shelf Registration Statement, the day on which the SEC staff advises the Partnership that the SEC staff has no further comments on the Shelf Registration Statement. The plan of distribution indicated in the Shelf Registration Statement will include all such methods of sale as any Holder may reasonably request in writing at least five Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC. Until all Registrable Securities cease to be Registrable Securities, the Partnership shall use its reasonable best efforts to keep current and effective for the maximum period permitted by the rules and regulations of the SEC, such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Partnership is then eligible to file an Automatic Shelf Registration Statement) when or before such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Securities under the Securities Act. Any Shelf Registration Statement when declared or otherwise becoming effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a statement made in the Prospectus included in such Registration Statement, in light of the circumstances under which it is made). The Shelf Registration Statement shall contain all language reasonably requested by any Holder to allow a distribution of Registrable Securities to its direct or indirect limited partners, members or other equityholders. At the reasonable request of any such Holder the Partnership shall file any prospectus supplement or post-effective amendments necessary to effect any such distribution and to include the recipients of any such distribution in the Shelf Registration Statement, if such recipient is properly transferred the rights under this Agreement pursuant to Section 2.8 hereof.

(b)                  Any one or more Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to a Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that in the case of each such Underwritten Shelf Takedown, such Holder or Holders will be entitled to make such demand only if the gross proceeds from the sale of Registrable Securities in the Underwritten Shelf Takedown (before the deduction of underwriting expenses and discounts), when taken together with the gross proceeds from the sale of any Existing Registrable Securities and Pre-IPO Registrable Securities proposed to be included in such Underwritten Shelf Takedown, is reasonably expected to exceed, in the aggregate, $100 million. At the request of such Holders, the plan of distribution for an Underwritten Shelf Takedown may include a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Partnership and the underwriters. Subject to the other limitations contained in this Agreement, the Partnership will not be obligated hereunder to effect an Underwritten Shelf Takedown within 90 days after the closing of an Underwritten Shelf Takedown and the Holders shall be entitled to demand no more than an aggregate of three Underwritten Shelf Takedowns per calendar year.

(c)                  All requests for Underwritten Shelf Takedowns (a “Demand Request”) shall be made by the Holder(s) making such request (each, a “Requesting Holder”) by giving written notice to the Partnership. Each Demand Request shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown and the expected price range of securities to be sold in such Underwritten Shelf Takedown. Within five Business Days after receipt of any Demand Request, the Partnership shall send written notice of such requested Underwritten Shelf Takedown to all other Holders, the Existing Holders and the Pre-IPO Holders (the “Partnership Notice”) and shall include in such Underwritten Shelf Takedown all Registrable Securities (as defined herein and as defined in the 2019 Registration Rights Agreement, the 2022 Registration Rights Agreement, the May 2023 Registration Rights Agreement, the September 2023 Registration Rights Agreement, the June 2026 Registration Rights Agreement and the Pre-IPO Registration Rights Agreement, as applicable) with respect to which the Partnership has received written requests for inclusion therein within five Business Days after sending the Partnership Notice (or within three Business Days after sending the Partnership Notice in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”). Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in the Underwritten Shelf Takedown pursuant to this Section 2.1(c) by giving written notice to the Partnership of such withdrawal at any time prior to the execution of an underwriting agreement with respect thereto.

(d)                  The Participating Majority shall select one or more nationally prominent firms of investment bankers reasonably acceptable to the Partnership to act as the managing underwriter or underwriters in connection with such Underwritten Shelf Takedown. The “Participating Majority” shall mean, with respect to any particular Underwritten Shelf Takedown, such Holders and Existing Holders (excluding any 2019 Registration Rights Holder that is a Dropdown Holder (as defined in the 2019 Registration Rights Agreement)) holding a majority of the Registrable Securities and Existing Registrable Securities, as applicable, requested to be included in such Underwritten Shelf Takedown. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with such underwriter or underwriters in accordance with Section 2.1(g). The Partnership will use its reasonable best efforts to cause members of senior management to cooperate with the underwriter(s) in connection with the Underwritten Shelf Takedown and make themselves reasonably available to participate in the marketing process in connection with the Underwritten Shelf Takedown as required by the managing underwriter(s) and providing such additional information reasonably requested by the managing underwriter(s) (in addition to the minimum information required by law, rule or regulation) in any prospectus relating to the Underwritten Shelf Takedown.

(e)                  If the managing underwriter(s) for such Underwritten Shelf Takedown advises the Partnership, the participating Holders, the participating Existing Holders and the participating Pre-IPO Holders that the inclusion of the amount of securities (including Registrable Securities) requested to be included in the Underwritten Shelf Takedown will materially and adversely affect the pricing of the offering (a “Material Adverse Effect”), then the Partnership shall so advise the participating Holders, the participating Existing Holders and the participating Pre-IPO Holders of Registrable Securities, Existing Registrable Securities and Pre-IPO Registrable Securities, as applicable, which would otherwise be underwritten pursuant hereto, and the amount of securities that may be included in the underwriting shall be allocated among such participating Holders, participating Existing Holders and participating Pre-IPO Holders, (i) first, among the participating 2019 Registration Rights Holders and the participating Pre-IPO Holders according to the priority set forth in the 2019 Registration Rights Agreement; (ii) second, to the extent all 2019 Registrable Securities and Pre-IPO Registrable Securities requested to be included in such underwriting by the participating 2019 Registration Rights Holders and the participating Pre-IPO Holders have been included, among the participating 2022 Registration Rights Holders according to the priority set forth in the 2022 Registration Rights Agreement; (iii) third, to the extent all 2022 Registrable Securities requested to be included in such underwriting by the participating 2022 Registration Rights Holders have been included, among the participating May 2023 Registration Rights Holders according to the priority set forth in the May 2023 Registration Rights Agreement; (iv) fourth, to the extent all May 2023 Registrable Securities requested to be included in such underwriting by the participating May 2023 Registration Rights Holders have been included, among the participating September 2023 Registration Rights Holders, as nearly as possible, on a pro rata basis based on the total amount of September 2023 Registrable Securities requested by such September 2023 Registration Rights Holders to be included in such underwriting; (v) fifth, to the extent all September 2023 Registrable Securities requested to be included in such underwriting by the participating September 2023 Registration Rights Holders have been included, among the participating June 2026 Holders, as nearly as possible, on a pro rata basis based on the total amount of June 2026 Registrable Securities requested by such June 2026 Holders to be included in such underwriting; (vi) sixth, to the extent all June 2026 Registrable Securities requested to be included in such underwriting by the participating June 2026 Registration Rights Holders have been included, among the participating Holders, as nearly as possible, on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting; and (vii) seventh, to the extent all Registrable Securities requested to be included in such underwriting by the participating Holders have been included, to other Persons pursuant to contractual registration rights, as nearly as possible, on a pro rata basis based on the total amount of Registrable Securities (as defined in the other contractual registration rights) requested by such other Persons to be included in such underwriting.

The Partnership shall prepare preliminary and final prospectus supplements for use in connection with the Underwritten Shelf Takedown, containing such additional information as may be reasonably requested by the underwriter(s).

(f)                   Upon written notice to the Holders and the Existing Holders (a “Suspension Notice”), the Partnership shall be entitled to suspend, for a period of time not to exceed the periods specified in Section 2.4(s) (each, a “Suspension Period”), the use of any Registration Statement or Prospectus if (i) the Partnership receives any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders or the Existing Holders as sellers of Registrable Securities and Existing Registrable Securities, as applicable; (ii) the SEC issues any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iii) the Partnership receives any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; or (iv) the board of directors, chief executive officer or chief financial officer of the General Partner determines in its or his or her reasonable good faith judgment that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or may omit any fact necessary to make the statements in the Registration Statement or Prospectus not misleading; provided, that the Partnership shall use its good faith efforts to amend the Registration Statement or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable, unless the Partnership determines in good faith that such amendment would reasonably be expected to have a materially detrimental effect on the Partnership.

(g)                  If requested by the managing underwriter(s) for an Underwritten Shelf Takedown, the Partnership shall enter into an underwriting agreement with the underwriters for such offering, such agreement to be in form and substance (including with respect to representations and warranties by the Partnership) as is customarily given by the Partnership to underwriters in an underwritten public offering, and to contain indemnities generally to the effect and to the extent provided in Section 2.7. No Holders of Registrable Securities may participate in the Underwritten Shelf Takedown unless such Holder (i) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Partnership and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to (A) make any representations or warranties in connection with any such registration other than representations and warranties as to (1) such Holder’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (2) such Holder’s power and authority to effect such transfer and (3) such matters pertaining to compliance with securities laws as may be reasonably requested or (B) undertake any indemnification obligations to the Partnership or the underwriters with respect thereto except as otherwise provided in Section 2.7. Holders of Registrable Securities participating in an offering of Registrable Securities, at their option, may require that the representations, warranties and covenants of the Company in any underwriting agreement that are made to or for the benefit of any underwriters, to the extent applicable, also be made to and for the benefit of such Holders, participating Existing Holders and participating Pre-IPO Holders.

(h)                  Each of the Holders hereby agrees (i) to cooperate with the Partnership and to furnish to the Partnership all such information regarding such Holder, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of the Registration Statement and any filings with any state securities commission as the Partnership may reasonably request, (ii) to the extent required by the Securities Act, to deliver or cause delivery of the Prospectus contained in the Registration Statement, any amendment or supplement thereto, to any purchaser of Registrable Securities covered by the Registration Statement from the Holder and (iii) if requested by the Partnership, to notify the Partnership of any sale of Registrable Securities by such Holder.

2.2           Piggyback Registrations

(a)                  Each time the Partnership proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Partnership or the account of any Existing Holder, Pre-IPO Holder or other securityholder (other than a Holder pursuant to this Agreement) of the Partnership pursuant to contractual registration rights) and the form of registration statement to be used (including a Shelf Registration Statement) permits the registration of Registrable Securities, the Partnership shall give prompt written notice (a “Piggyback Registration Notice”) to each Holder (in the case of a registration for the account the Partnership, provided that such Holder holds at the time of such Piggyback Registration Notice at least 10% of the OpCo Common Units and Class B Common Units issued under the Purchase Agreement (or if such units have been exchanged for Common Units, such equivalent number of Common Units received upon such exchange) (such 10% amount or equivalent number, the “Piggyback Threshold”), provided that such Piggyback Threshold shall not apply to Rivercrest I, Rivercrest II or Cupola in their capacities has Holders under this Agreement) and the Existing Holders (which notice shall be given not less than (i) five Business Days prior to the anticipated filing date or (ii) three Business Days prior to the anticipated filing date in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”), which notice shall offer each such Holder and each Existing Holder the opportunity to include any or all of its or his Registrable Securities and Existing Registrable Securities, as applicable, in such registration statement, subject to the limitations contained in Section 2.2(b) hereof. Each such Holder who desires to have its or his Registrable Securities included in such registration statement shall so advise the Partnership in writing (stating the number of Registrable Securities desired to be registered) within three Business Days (or one Business Day in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”) after the date it receives such notice from the Partnership. Any Holder shall have the right to withdraw such Holder’s request for inclusion of all or a portion of such Holder’s Registrable Securities in any registration statement pursuant to this Section 2.2(a) by giving written notice to the Partnership of such withdrawal. Subject to Section 2.2(b) below, the Partnership shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that the Partnership may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered. For the avoidance of doubt, any registration or offering pursuant to this Section 2.2 shall not be considered an Underwritten Shelf Takedown for purposes of Section 2.1 of this Agreement.

(b)                 With respect to any registration pursuant to Section 2.2(a), if the managing underwriter(s) advise the Partnership that the inclusion of the amount of securities (including Registrable Securities) requested to be included in the Registration Statement will have a Material Adverse Effect, the Partnership shall so advise all Holders, the Pre-IPO Holders and the Existing Holders of Registrable Securities, Pre-IPO Registrable Securities and Existing Registrable Securities, as applicable, that would otherwise be underwritten pursuant hereto, and the amount of securities that may be included in the underwriting shall be allocated,

 (i)         in the case of a registration for the account of the Partnership, (A) first, to include the securities the Partnership proposes to register, (B) second, among the participating 2019 Registration Rights Holders and the participating Pre-IPO Holders according to the priority set forth in the 2019 Registration Rights Agreement, (C) third, among the participating 2022 Registration Rights Holders according to the priority set forth in the 2022 Registration Rights Agreement, (D) fourth, among the participating May 2023 Registration Rights Holders according to the priority set forth in the May 2023 Registration Rights Agreement, (E) fifth, among the participating September 2023 Registration Rights Holders according to the priority set forth in the September 2023 Registration Rights Agreement, (F) sixth, among the participating June 2026 Registration Rights Holders according to the priority set forth in the June 2026 Registration Rights Agreement, (G), seventh, among the participating Holders, as nearly as possible, on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting and (H) eighth, among any other Persons pursuant to contractual registration rights, as nearly as possible, on a pro rata basis; and

(ii)         in the case of a registration for the account of the Existing Holders, the Pre-IPO Holders or any other Persons pursuant to contractual registration rights, (A) first, among the participating Existing Holders and the participating Pre-IPO Holders according to the priority set forth in the 2019 Registration Rights Agreement, 2022 Registration Rights Agreement, May 2023 Registration Rights Agreement, September 2023 Registration Rights Agreement or June 2026 Registration Rights Agreement, as applicable, (B) second, among the participating Holders, as nearly as possible, on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting, (C) third, to include the securities the Partnership proposes to register, if any, and (D) fourth, among any such other Persons pursuant to contractual registration rights, as nearly as possible, on a pro rata basis.

If, as a result of the provisions of this Section 2.2(b), any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Registration Statement. No Person may participate in any Registration Statement pursuant to Section 2.2(a) unless such Person (x) agrees to sell such person’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Partnership and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Person shall be required to (i) make any representations or warranties in connection with any such registration other than representations and warranties as to (A) such Person’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (B) such Person’s power and authority to effect such transfer and (C) such matters pertaining to compliance with securities laws as may be reasonably requested or (ii) undertake any indemnification obligations to the Partnership or the underwriters with respect thereto except as otherwise provided in Section 2.7.

(c)                   Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive from the Partnership any Piggyback Registration Notice; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not deliver any notice to such Holder pursuant to Section 2.2(a) and such Holder shall no longer be entitled to participate in any registration or offering pursuant to Section 2.2(a).

2.3           Holdback Agreement  Upon the request of the Partnership, by electing to include Registrable Securities in a Registration Statement pursuant to Section 2.1(b) or Section 2.2, each Holder shall agree not to effect any sale or distribution of securities of the Partnership of the same or similar class or classes of the securities included in the Registration Statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during such periods as reasonably requested (but in no event for a period longer than 45 days following the date of the applicable Prospectus; provided that each of the executive officers and directors of the Partnership that hold Common Units or securities convertible into or exchangeable or exercisable for Common Units are subject to the same restriction for the entire time period required of the Holders hereunder) by the representatives of the underwriters, if an underwritten offering by the Partnership (a “Partnership Underwritten Offering”); provided further, for the avoidance of doubt, that such restrictions shall only apply to a Holder if such Holder has elected to sell and actually sells Registrable Securities in a Partnership Underwritten Offering, Underwritten Shelf Takedown or other underwritten offering pursuant to Section 2.2 hereof. The provisions of this Section 2.3 will no longer apply to a Holder once such Holder ceases to hold at least 10% of the Registrable Securities acquired as a result of the transactions contemplated in the Purchase Agreement. The provisions of this Section 2.3 shall not apply to (a) any transfer of Registrable Securities by a Holder to (i) any stockholder, member, managing member, general or limited partner of any Holder, (ii) any investment fund managed by any of such persons or (iii) any other Affiliate of any Holder, so long as such transfer is not for value and any such person agrees to and remains to be bound hereby, (b) the entry by any Holder of a bona fide pledge of any Registrable Securities (and any foreclosure on any such pledge) and (c) any hedging transaction with respect to an index or basket of securities where the equity securities of the Partnership constitute a de minimis amount.

2.4           Registration Procedures In connection with the registration and sale of Registrable Securities pursuant to this Agreement, the Partnership will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Partnership will:

(a)                   if the Registration Statement is not automatically effective upon filing, use reasonable best efforts to cause such Registration Statement to become effective as promptly as reasonably practicable;

(b)                  promptly notify each selling Holder, promptly after the Partnership receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

(c)                  after the Registration Statement becomes effective, promptly notify each selling Holder of any request by the SEC that the Partnership amend or supplement such Registration Statement or Prospectus;

(d)                  prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective during the period set forth in, and subject to the terms and conditions of, this Agreement, and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement for the period required to effect the distribution of the Registrable Securities as set forth in Section 2 hereof;

(e)                   furnish to the selling Holders such numbers of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as the selling Holders and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(f)                   use its reasonable best efforts to register and qualify the Registrable Securities under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders and any underwriter(s) and do any and all other acts and things that may be reasonably necessary or advisable to enable the selling Holders or any underwriter(s) to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that the Partnership shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction, unless the Partnership is already subject to service in such jurisdiction and except as may be required by the Securities Act, or subject itself to taxation in any such jurisdiction, unless the Partnership is already subject to taxation in such jurisdiction;

(g)                  use its reasonable best efforts to cause all such Registrable Securities to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar equity securities issued by the Partnership are then listed;

(h)                  provide a transfer agent and registrar for the Registrable Securities and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement;

(i)                    use its reasonable best efforts to furnish to the underwriter(s) of such offering, with copies furnished to the participating Holders and the participating Existing Holders, on the date that Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through an underwriter(s), (i) an opinion, dated as of such date, of the counsel representing the Partnership for the purposes of such registration, in form and substance as is customarily given by counsel for the Partnership to underwriters in an underwritten public offering, addressed to the underwriter(s), (ii) a letter dated as of such date, from the independent public accountants of the Partnership, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriter(s), and (iii) an engineers’ reserve report letter as of such date, from the independent petroleum engineers of the Partnership, in form and substance as is customarily given by independent petroleum engineers to underwriters in an underwritten public offering, addressed to the underwriter(s);

(j)                    if requested by the selling Holders, cooperate with the Holders and the managing underwriter(s) (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as such selling Holders or the managing underwriter(s) (if any) may request and keep available and make available to the Partnership’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates;

(k)                   in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by the Partnership to underwriters in an underwritten public offering, with the underwriter(s) of such offering;

(l)                   upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Partnership, promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such Registration Statement and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents and properties of the Partnership reasonably requested (collectively, “Records”), and use reasonable best efforts to cause the Partnership’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; provided, that Records that the Partnership determines, in good faith, to be confidential and that it notifies the selling Holders are confidential shall not be disclosed by the selling Holders unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by applicable law. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its affiliates (other than with respect to such Holders’ due diligence) unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, to the extent permitted and to the extent practicable, it shall give notice to the Partnership and allow the Partnership to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(m)                  promptly notify the selling Holders and any underwriter(s) of the notification to the Partnership by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, and in the event of the issuance of any stop order suspending the effectiveness of such Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts to obtain promptly the withdrawal of such order;

(n)                  promptly notify the selling Holders and any underwriter(s) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any selling Holder promptly prepare and furnish to such selling Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus, or a revised Prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (following receipt of any supplement or amendment to any Prospectus, the selling Holders shall deliver such amended, supplemental or revised Prospectus in connection with any offers or sales of Registrable Securities, and shall not deliver or use any Prospectus not so supplemented, amended or revised);

(o)                  promptly notify the selling Holders and any underwriter(s) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue-sky laws of any jurisdiction;

(p)                  make available to each selling Holder (i) promptly after the same is prepared and publicly distributed, filed with the SEC or received by the Partnership, one copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Partnership to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange) and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case, relating to such Registration Statement and (ii) such number of copies of each Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as any Holder or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities. The Partnership will promptly notify the selling Holders of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any supplement or amendment to such Registration Statement or of any Prospectus supplement. The Partnership will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review;

(q)                  take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Partnership, the Partnership will take all reasonable action to make any such prohibition inapplicable;

(r)                    take such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Securities; and

(s)                   notwithstanding any other provision of this Agreement, the Partnership shall not be required to file a Registration Statement (or any amendment thereto) or request effectiveness of such Registration Statement or effect a requested Underwritten Shelf Takedown (or, if the Partnership has filed a Shelf Registration Statement and has included Registrable Securities therein, the Partnership shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 60 days if (i) the board of directors of the General Partner determines that a postponement is in the best interest of the Partnership and its unitholders generally due to a proposed transaction involving the Partnership and determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Registration Statement or the Shelf Registration Statement, (ii) the board of directors of the General Partner determines such registration would render the Partnership unable to comply with applicable securities laws or (iii) the board of directors of the General Partner determines such registration would require disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that (A) in no event shall any Blackout Period and/or Suspension Period collectively exceed an aggregate of 90 days in any 12-month period and (B) the Partnership shall not be entitled pursuant to this Section 2.4(s) to delay the filing or effectiveness of the Shelf Registration Statement required to be filed pursuant to Section 2.1(a).

2.5           Suspension of Dispositions  Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of a Suspension Notice from the Partnership of the occurrence of any event of the kind described in Section 2.1(f), Section 2.4(n) or Section 2.4(s) and for a period not to exceed a period of (i) up to 60 days in the case of any Suspension Notice and (ii) up to an aggregate of 90 days in any 12-month period, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing (the “Advice”) by the Partnership that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus. The Partnership shall extend the period of time during which the Partnership is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date such Holder either receives the supplemented or amended Prospectus or receives the Advice. If so directed by the Partnership, such Holder will deliver to the Partnership all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. The Partnership shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable. Any Underwritten Shelf Takedown which is suspended because of a Suspension Notice shall not be deemed to be a Demand Request for purposes of Section 2.1(b) unless and until a suspension pursuant to this Section 2.5 is concluded and such Underwritten Shelf Takedown is completed.

2.6           Registration Expenses All Registration Expenses shall be borne by the Partnership. In addition, for the avoidance of doubt, the Partnership shall pay its internal expenses in connection with the performance of or compliance with this Agreement (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed. All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

2.7           Indemnification (a) The Partnership agrees to indemnify and reimburse, to the fullest extent permitted by law, each Holder that is a seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers and directors and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including attorneys’ fees and disbursements except as limited by Section 2.7(c)), based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, any Written Testing-the-Waters Communication, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus or Written Testing-the-Waters Communication, in light of the circumstances under which they were made), (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission and (iii) against any and all costs and expenses (including reasonable fees, charges and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except insofar as any such statements are made in reliance upon information furnished to the Partnership in writing by such seller or any Seller Affiliate expressly for use therein. The reimbursements required by this Section 2.7(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(b)                  In connection with any Registration Statement in which a Holder that is a seller of Registrable Securities is participating, each such Holder will furnish to the Partnership such information and affidavits as the Partnership reasonably requests for use in connection with any such Registration Statement or Prospectus or any Written Testing-the-Waters Communication and, to the fullest extent permitted by law, each such seller will indemnify the Partnership and its directors and officers and each Person who controls the Partnership (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and disbursements except as limited by Section 2.7(c)) resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus or Written Testing-theWaters Communication, in light of the circumstances under which they were made), but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished by such seller or any of its Seller Affiliates in writing specifically for inclusion in the Registration Statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to the amount of Registrable Securities sold by them, and, provided, further, that such liability will be limited to the net amount received by such seller from the applicable sale of Registrable Securities.

(c)                   Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless, in such indemnified party’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (C) in the reasonable judgment of such Person, a conflict of interest may exist between such Person and any other indemnified parties with respect to such claim. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (x) such settlement or compromise (1) contains a full and unconditional release of the indemnified party from all liability in respect of or arising out of such claims or proceedings that are the subject matter of such claim or proceeding, (2) imposes no liability or obligation on the indemnified party (other than for the payment of money damages) and (3) does not include any admission of fault, culpability, wrongdoing, malfeasance or liability by such indemnified party or (y) the indemnified party otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified (which, in the event the indemnified parties are Holders, shall be chosen by a majority of the Holders so indemnified on the basis of the number of Registrable Securities related to or otherwise involved in such claim) by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(d)                  Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.7(a) or Section 2.7(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.7(c), defending any such action or claim. Notwithstanding the provisions of this Section 2.7(d), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.7(d) to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

If indemnification is available under this Section 2.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.7(a) and Section 2.7(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.7(d) subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.7(b).

(e)                  No indemnifying party shall be liable for any settlement effected without its written consent (which consent may not be unreasonably delayed or withheld). Each indemnifying party agrees that it will not, without the indemnified party’s prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect to which indemnification or contribution may be sought hereunder unless the foregoing contains and unconditional release, in form and substance reasonably satisfactory to the indemnified parties, of the indemnified parties from all liability and obligation arising therefrom.

(f)                   The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

2.8           Transfer of Registration Rights  The registration rights of a Holder under this Agreement with respect to any Registrable Securities may be transferred or assigned to any purchaser or transferee of Registrable Securities; provided, however, that (i) such Holder shall give the Partnership written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Partnership, to be bound as a Holder by the provisions of this Agreement; and (iii) immediately following such transfer, the further disposition of such securities by such transferee shall be restricted to the extent set forth under applicable law.

2.9           Current Public Information  With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder to sell securities of the Partnership to the public without registration, the Partnership covenants that it will (a) for as long as the Common Units are registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Exchange Act, use its reasonable best efforts to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder, (b) if it is not required to file such reports, make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (c) take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time, or (ii) any other rules or regulations now existing or hereafter adopted by the SEC.

2.10        Partnership Obligations Regarding Transfers; Requirements as to Legend Removal  In connection with (i) any Registrable Securities sold or transferred by any Holder pursuant to Rule 144 or Rule 144A promulgated under the Securities Act or any other rule or regulation of the SEC that may at such time permit a Holder to sell securities of the Partnership to the public without registration, (ii) any Registrable Securities sold or transferred by any Holder pursuant to an effective Registration Statement or (iii) the effectiveness under the Securities Act of a Registration Statement covering the resale of such Registrable Securities and the delivery by the applicable Holder to the Partnership of a representation and/or “will comply” letter, as applicable, certifying that, among other things, such Holder will only transfer such Registrable Securities pursuant to such effective Registration Statement and will, upon request following any lapse of effectiveness of such Registration Statement, cooperate with the Partnership to have any then-applicable restrictive legends reincluded on such Registrable Securities, then the Partnership shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including at the sole expense of the Partnership, by (a) issuing such directions to any transfer agent, registrar or depositary, as applicable, (b) delivering such opinions to the transfer agent, registrar or depositary as are customary for a transaction of this type and are reasonably requested by the same and (c) taking or causing to be taken such other actions as are reasonably necessary (in each case, on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions (other than as may apply pursuant to Section 2.3) with respect to such Registrable Securities; provided, however, that in connection with sales or transfers made pursuant to Rule 144 or Rule 144A such Holder shall deliver to the Partnership, in form and substance reasonably satisfactory to the Partnership, representation letters regarding such Holder’s compliance with Rule 144 or Rule 144A, as may be applicable. Additionally, six months after the date of this Agreement the Partnership shall take all actions reasonably necessary, upon receipt of any representation letters or documentation from the Holders as reasonably requested by the Partnership, to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by any such Holder that is not an affiliate of the Partnership to be removed and to rescind any transfer restrictions.

2.11        No Conflict of Rights The Partnership represents and warrants that except for the 2019 Registration Rights Agreement, 2022 Registration Rights Agreement, May 2023 Registration Rights Agreement, September 2023 Registration Rights Agreement, June 2026 Registration Rights Agreement and the Pre-IPO Registration Rights Agreement, it has not granted, and is not subject to, any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby. The Partnership shall not, prior to the termination of this Agreement, (a) grant any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby, including any registration or other right that is directly or indirectly intended to violate or subordinate the rights granted to the Holders hereby or (b) issue any Partnership Securities to any Pre-IPO Holder unless such Pre-IPO Holder has irrevocably waived all rights under the Pre-IPO Registration Rights Agreement with respect to such Partnership Securities.

2.12         Free Writing Prospectuses The Partnership shall not permit any officer, director, underwriter, broker or any other person acting on behalf of the Partnership to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any Registration Statement covering Registrable Securities, without the prior written consent of each participating Holder and any underwriter. No Holder shall, or permit any officer, manager, underwriter, broker or any other person acting on behalf of such Holder to, use any free-writing prospectus in connection with any Registration Statement covering Registrable Securities, without the prior written consent of the Partnership.

2.13         Section 2(a)(11) Underwriter The Partnership will not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Shelf Registration Statement without such Holder’s consent. If the staff of the SEC requires the Partnership to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on such Shelf Registration Statement and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence (including receipt of comfort letters and opinions of counsel) with respect to the Partnership at the time such Holder’s consent is sought.

ARTICLE III

TERMINATION

3.1           Termination The provisions of this Agreement shall terminate and be of no further force and effect upon the date when there shall no longer be any Registrable Securities outstanding.

ARTICLE IV

MISCELLANEOUS

4.1           Notices Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile transmission or electronic mail transmission, or by certified or registered mail, postage prepaid and return receipt requested. Notices shall be deemed to have been given upon delivery, if delivered by hand, three days after mailing, if mailed, and immediately upon delivery if delivered by facsimile or electronic mail transmission (provided no bounceback or similar “undeliverable” message is received by the sender). Notices (including, for the avoidance of doubt, all Piggyback Registration Notices, Partnership Notices and Suspension Notices under this Agreement) shall be delivered to the parties at the addresses set forth below:

If to the Partnership:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810 Fort

Worth, Texas 76102

Email: Robert@kimbellrp.com

Attention: R. Davis Ravnaas

With copies to (which shall not constitute notice):

White & Case LLP

609 Main Street

Houston, TX 77002

Email: jason.rocha@whitecase.com

Attention: Jason A. Rocha

If to any Holder (which shall constitute notice to all Holders):

Rivercrest Capital Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: davis@rivercrestcap.com

Attention: R. Davis Ravnaas

With copies to (which shall not constitute notice):

Mayer Brown LLP

700 Louisiana Street, Suite 3400

Houston, TX 77002

Attn: Jeff M. Dobbs

Email: jdobbs@mayerbrown.com

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attn: Edward Nelson

Email: edward.nelson@lw.com

4.2           Choice of Law; Exclusive Jurisdiction; Waiver of Jury Trial (a) This Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction.

(b)                  All actions and proceedings for the enforcement of or based on, arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over such matter, any state or federal court within the State of Delaware, and each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, (iii) agrees that it shall not bring any such action in any court other than the above-specified courts and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which the Partnership or Holder, as the case may be, is to receive notice in accordance with Section 4.1. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)                   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

4.3           No Third-Party Beneficiaries  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 2.7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 2.7.

4.4           Successors and Assigns Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Partnership, each Holder and their respective successors and assigns. The Partnership shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Partnership shall not be the surviving entity unless the surviving entity shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Partnership under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to include the common equity interests or other securities, if any, which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization, provided that, to the extent the Holders receive securities that are by their terms convertible into common equity interests of the issuer thereof, then any such common equity interests as are issued or issuable upon conversion of said convertible securities shall be included within the definition of “Registrable Securities.”

4.5           Counterparts This Agreement may be executed by the parties in separate counterparts (including by means of executed counterparts delivered via facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.6           Severability In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

4.7           No Waivers; Amendments (a) No failure or delay on the part of the Partnership or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Partnership or any Holder at law or in equity or otherwise.

(b)                  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Partnership and the Required Holders.

4.8           Entire Agreement This Agreement and the other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement between the Holders and the Partnership with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

4.9           Remedies; Specific Performance (a) Each Holder shall have all rights and remedies reserved for such Holder pursuant to this Agreement and all rights and remedies which such Holder has been granted at any time under any other agreement or contract and all of the rights which such Holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b)                   The parties hereto recognize and agree that money damages may be insufficient to compensate the Holders of any Registrable Securities for breaches by the Partnership of the terms hereof and, consequently, that the equitable remedies of injunctive relief and of specific performance of the terms hereof will be available in the event of any such breach, without the necessity of posting bonds or other security. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

4.10         Negotiated Agreement This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to the construction or interpretation hereof.

4.11         Further Assurances From and after the date hereof, the parties shall do or cause to be done all such reasonable acts and things as may be necessary, proper or advisable, consistent with all applicable laws, to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, each party shall execute and deliver, or cause to be executed and delivered, such further documents and instruments, in each case as may be necessary or proper and reasonable to carry out the provisions and purposes of this Agreement.

4.12         Time is of the Essence Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

[SIGNATURES FOLLOW; THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

PARTNERSHIP:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC Its: General Partner

By:	/s/ Matthew S. Daly
Name:	Matthew S. Daly
Title:	Chief Operating Officer

Signature Page to Registration Rights Agreement

SELLERS:

RIVERCREST CAPITAL PARTNERS LP

By:	Rivercrest Capital GP, LLC
Its:	General Partner

By:	/s/ R. Davis Ravnaas
Name:	R. Davis Ravnaas
Title:	Managing Member

RIVERCREST CAPITAL PARTNERS II LP

By:	Rivercrest Capital GP II, LLC
Its:	General Partner

By:	/s/ R. Davis Ravnaas
Name:	R. Davis Ravnaas
Title:	Managing Member

CUPOLA ROYALTY DIRECT, LLC

By:	Rivercrest Cupola LLC Its: Manager

By:	/s/ R. Davis Ravnaas
Name:	R. Davis Ravnaas
Title:	Managing Member